Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Furniture Brands International, Inc.:
             We consent to the use of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2007 and 2006, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of the internal control over financial reporting as of December 31, 2007, incorporated herein by reference.
             Our report on the consolidated financial statements and related financial statement schedule refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standard No. 123 (Revised 2004), Share Based Payments, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.
/s/ KPMG LLP
St. Louis, Missouri
December 18, 2008